EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK TRUST COMPANY, N.A.

of 700 South Flower Street, Suite 200, Los Angeles, CA 90017

At the close of business March 31, 2006, published in accordance with Federal regulatory authority instructions.

Dollar Amounts
in Thousands

ASSETS

Cash and balances due from

depository institutions:
Noninterest-bearing balances
and currency and coin	3,453
Interest-bearing balances	0

Securities:

Held-to-maturity securities	63
Available-for-sale securities	62,137

Federal funds sold and securities

purchased under agreements to resell:
Federal funds sold	40,800
Securities purchased under agreements to resell	115,000

Loans and lease financing receivables:

Loans and leases held for sale	0
Loans and leases,
net of unearned income	0
LESS: Allowance for loan and
lease losses	0
Loans and leases, net of unearned
income and allowance	0
Trading assets	0

Premises and fixed assets (including

capitalized leases)	4,043
Other real estate owned	0

Investments in unconsolidated

subsidiaries and associated
companies	0

Not applicable

Intangible assets:

Goodwill	265,964
Other Intangible Assets	15,721
Other assets	37,548

Total assets	$544,729

LIABILITIES

Deposits:

In domestic offices	1,891
Noninterest-bearing	1,891
Interest-bearing	0

Not applicable

Federal funds purchased and securities

sold under agreements to repurchase:
Federal funds purchased	0
Securities sold under agreements to repurchase	0
Trading liabilities	0

Other borrowed money:

(includes mortgage indebtedness
and obligations under capitalized
leases)	58,000

Not applicable

Not applicable

Subordinated notes and debentures	0
Other liabilities	73,236
Total liabilities	133,127

Minority interest in consolidated subsidiaries	0

EQUITY CAPITAL

Perpetual preferred stock and related surplus	0
Common stock	1,000
Surplus (exclude all surplus related to preferred stock)	321,520
Retained earnings	89,351

Accumulated other comprehensive

income	-269
Other equity capital components	0
Total equity capital	411,602

Total liabilities, minority interest, and equity capital (sum of items 21, 22, and 28)	544,729

             I, William J. Winkelmann, Vice President of the above-named bank do hereby declare that the Reports of Condition and Income (including the supporting schedules) for this report date have been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and are true to the best of my knowledge and belief.

William J. Winkelmann	)	Vice President

             We, the undersigned directors (trustees), attest to the correctness of the Report of Condition (including the supporting schedules) for this report date and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Michael K. Klugman, President	)
Michael F. McFadden, MD	)	Directors (Trustees)
Frank P. Sulzberger, Vice President	)